Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement of Intelligroup, Inc. on Form S-8  of our report dated February 24, 2006, except for Note 15 as to which the date is March 31, 2006, on our audits of the consolidated financial statements of Intelligroup, Inc. as of December 31, 2005 and 2004, and for the years ended December 31, 2005, 2004, and 2003, which report is included in Intelligroup Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ J.H. Cohn LLP
Roseland, New Jersey
December 20, 2006